Exhibit 99.1

Leap Therapeutics to Present Updated Data from Part A of the DisTinGuish Study of DKN-01 Plus Tislelizumab and Chemotherapy in Gastric Cancer Patients at the 2023 ASCO Annual Meeting

•	19.5 months median OS in the overall first-line patient population, exceeding current benchmarks

•	Long-term follow-up identifies additional patient with partial response, resulting in 73% ORR in overall mITT population, including 86% ORR in PD-L1-low patients

Cambridge, MA – May 25, 2023 – Leap Therapeutics, Inc. (Nasdaq:LPTX), a biotechnology company focused on developing targeted and immuno-oncology therapeutics, today announced the Company will be presenting new long-term follow-up data in first-line patients with advanced gastric or gastroesophageal junction adenocarcinoma (GEA) from Part A of the DisTinGuish study, a Phase 2 clinical trial evaluating Leap's anti-Dickkopf-1 (DKK1) antibody, DKN-01, in combination with BeiGene’s tislelizumab and chemotherapy, at the upcoming 2023 American Society of Clinical Oncology (ASCO) Annual Meeting taking place in Chicago, IL on June 2-6, 2023.

“The long-term follow-up data for DKN-01 in combination with tislelizumab and chemotherapy indicates a novel and well-tolerated treatment with the potential for enhanced response rate, survival, and quality of life for advanced GEA patients,” said Samuel Klempner, MD, Associate Professor at Harvard Medical School and principal investigator on the DisTinGuish study. “Median overall survival and progression-free survival for patients treated with DKN-01 plus tislelizumab and chemotherapy exceeded current PD-1 combination benchmarks, especially for those patients with low expression of PD-L1. Together with the previously reported data on the encouraging outcomes with DKN-01 for patients with high DKK1 expression, these results provide strong support for the ongoing randomized controlled clinical trial in first-line GEA patients.”

“We are excited about the latest data from Part A of the DisTinGuish study which continues to show DKN-01 plus tislelizumab and chemotherapy as a safe and active treatment where tumor reductions can continue to deepen over time. It is extremely encouraging to see an additional patient achieve a partial response, which is ongoing, after 22 months on therapy,” said Cynthia Sirard, MD, Chief Medical Officer of Leap Therapeutics. “A 90% overall response rate in DKK1-high patients and 86% overall response rate in PD-L1 low patients, both of which are associated with poor outcomes, along with 11.3 months median progression-free survival and 19.5 months median overall survival in the full population, demonstrates the important potential of DKN-01. We look forward to completing enrollment in the randomized controlled clinical trial late this year and seeing data from our ongoing colorectal cancer trial in the coming months.”

Key Findings Part A DisTinGuish

•	Median overall survival (OS) of 19.5 months and median progression-free survival (PFS) of 11.3 months exceeds benchmark results in the overall first-line patient population (n=25)

•	Compelling OS and PFS results in all four important biomarker subgroups

○	18.7 months OS and 10.7 months PFS in PD-L1-low (vCPS < 5) patients (n=16)
○	22.0 months OS and 11.6 months PFS in PD-L1-high (vCPS > 5) patients (n=6)
○	16.9 months OS and 11.3 months PFS in DKK1-high patients (n=12)
○	24.4 months OS and 12.0 months PFS in DKK1-low patients (n=9)

•	Additional patient with a partial response after 22 months on therapy improves objective response rate (ORR) to 73% in the overall modified intent-to-treat population (n=22), with one (5%) complete response (CR), 15 (68%) partial responses (PR), 5 (23%) best responses of stable disease (SD), and 1 (5%) non-evaluable (NE)

○	86% ORR in PD-L1-low patients (n=14: 12 PR, 2 SD)
○	67% ORR in PD-L1-high patients (n-6: 1 CR, 3 PR, 1 SD, 1 NE)
○	90% ORR in DKK1-high patients (n=10: 9 PR, 1 NE)
○	67% ORR in DKK1-low patients (n=9: 1 CR, 5 PR, 3 SD)
•	Consistent with previous results, combination was well tolerated with manageable toxicity, with most adverse events related to DKN-01 being low-grade (76%)

Leap Poster Details:

Title: A phase 2 study (DisTinGuish) of DKN-01 in combination with tislelizumab + chemotherapy as first-line (1L) therapy in patients with advanced gastric or GEJ adenocarcinoma (GEA).

Presenter: Samuel J. Klempner, Harvard Medical School

Session Type: Poster Discussion Session

Session Title: Gastrointestinal Cancer—Gastroesophageal, Pancreatic, and Hepatobiliary

Date and Time: Monday, June 5, 2023, at 11:30 a.m. CT

Abstract Number: 4027

Poster Number: 335

About the DisTinGuish Study

The DisTinGuish study (NCT04363801) is a Phase 2 study of DKN-01 in combination with tislelizumab, an anti-PD-1 antibody, with or without chemotherapy as first-line or second-line therapy in patients with inoperable, locally advanced, G/GEJ adenocarcinoma. The study is being conducted in three parts in the United States, the Republic of Korea, the United Kingdom, and Germany. Part A enrolled 25 first-line HER2- GEA cancer patients to receive DKN-01 in combination with tislelizumab and capecitabine and oxaliplatin. Part B enrolled 52 second-line GEA cancer patients whose tumors expressed high levels of DKK1 to receive DKN-01 in combination with tislelizumab. Part C is enrolling approximately 160 first-line HER2- GEA cancer patients in a randomized controlled trial of DKN-01 in combination with tislelizumab and chemotherapy compared to tislelizumab and chemotherapy. Tislelizumab is provided for the study through a clinical collaboration with BeiGene, Ltd.

About Leap Therapeutics

Leap Therapeutics (Nasdaq: LPTX) is focused on developing targeted and immuno-oncology therapeutics. Leap’s most advanced clinical candidate, DKN-01, is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein. DKN-01 is being developed in patients with esophagogastric, gynecologic, and colorectal cancers. FL-301, is a humanized monoclonal antibody targeting Claudin18.2, being developed in patients with gastric and pancreatic cancer. Leap also has preclinical antibody programs targeting Claudin18.2/CD137 and GDF15. For more information about Leap Therapeutics, visit http://www.leaptx.com or view our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://investors.leaptx.com/.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are based upon current plans, estimates and expectations of the management of Leap that are subject to various risks and uncertainties that could cause actual results to differ materially from such statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “continue,” “target,” “contemplate,” “estimate,” “forecast,” “guidance,” “predict,” “possible,” “potential,” “pursue,” “likely,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements.

All statements, other than historical facts, including statements regarding the continuation over time of the clinical collaboration with BeiGene on the ongoing Part C of the DisTinGuish trial, with BeiGene continuing to supply tislelizumab; the expected benefits of the merger with Flame Biosciences; the cash runway into mid-2025 and the sufficiency of Leap’s cash, cash equivalents and short-term investments to fund operations; stockholder approval of the conversion rights of the Series X Non-Voting Convertible Preferred Stock; the anticipated timing for initiation of or success of enrollment in clinical trials and release of clinical data, and any outcomes of such trials; the potential, safety, efficacy, and regulatory and clinical progress of Leap’s product candidates; our future preclinical and clinical development plans in connection with our programs; the ability to enter into a new strategic partnership for DKN-01 or any of Leap’s other programs; the ability of NovaRock Biotherapeutics to conduct the FL-301 clinical trial in China; and any assumptions underlying any of the foregoing, are forward-looking statements. Important factors that could cause actual results to differ materially from Leap’s plans, estimates or expectations could include, but are not limited to: (i) Leap’s ability to successfully execute its clinical trials and the timing of enrollment in and cost of such clinical trials; (ii) the results of Leap’s clinical trials and pre-clinical studies; (iii) Leap’s ability to successfully enter into new strategic partnerships for DKN-01 or any of its other programs; (iv) whether any Leap clinical trials and products will receive approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies; (v) exposure to inflation, currency rate and interest rate fluctuations, as well as fluctuations in the market price of Leap’s traded securities; (vi) that the initiation, conduct, and completion of clinical trials, laboratory operations, manufacturing campaigns, and other studies may be delayed, adversely affected, or impacted by COVID-19, global conflict, or supply chain related issues; (vii) Leap’s ability to successfully integrate the Flame operations and realize the anticipated benefits of the acquisition of Flame; (viii) whether Leap’s stockholders approve the conversion of the Series X Non-Voting Convertible Preferred Stock; (ix) whether Leap’s cash resources will be sufficient to fund Leap’s continuing operations and the newly acquired Flame operations, including the liabilities of Flame incurred in connection with the completion of the merger; and (x) Leap’s ability to comply with the continued listing requirements of the Nasdaq Capital Market. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or Implied) are made about the accuracy of any such forward-looking statements. Leap may not actually achieve the forecasts disclosed in such forward-looking statements, and you should not place undue reliance on such forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption “Risk Factors” in Leap’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in its subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither Leap, nor any of its affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing Leap’s views as of any date subsequent to the date hereof.

CONTACT:

Douglas E. Onsi

President & Chief Executive Officer

Leap Therapeutics, Inc.

617-714-0360

donsi@leaptx.com

Matthew DeYoung

Investor Relations

Argot Partners

212-600-1902

leap@argotpartners.com